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                        EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is executed as of the 2nd day of September, 1997, by and between Susan Bailey, an individual ("Employee"), and EN POINTE TECHNOLOGIES, INC., a Delaware corporation ("Company"), with reference to the following facts:

     A. Employee is an individual possessing unique management and executive talents of value to the Company.

     B. The Company desires to employ Employee as the President of the Company, and Employee desires to accept such employment, all on the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     In consideration of the foregoing recitals and of the covenants and agreements herein, the parties agree as follows:

     1. The Company hereby engages Employee to perform the duties and render the services set forth in Section 2 for a period commencing on September 2, 1997 (the "Start Date") and ending on the third anniversary of such date, (the "Employment Period") and Employee hereby accepts said employment and agrees to perform such services during the Employment Period. Unless this Agreement is terminated pursuant to Section 4 or unless either party gives the other written notice to the contrary at least six (6) months prior to an expiration date, this Agreement, together with any changes which have occurred during the employment period then expiring, shall automatically renew at the end of an Employment Period for an additional one (1) year employment period.

     2.   DUTIES.

          2.1 PRESIDENT: Performing executive work of major importance to the Company, with the primary focus being the profitable management and profitable growth of the Company. During the Employment Period, Employee shall devote her business time and attention to performing her duties as President of the Company. Her duties shall include, but are not limited to: managing the overall direction, coordination and evaluation of all functions at the Corporate level; assisting the CEO in formulating and administering policies for the Company; participating in formulating and administering company policies and developing long range goals and objectives; negotiation with established, third party and/or new vendors to achieve cost containment/reduction; and, establishing or modifying operational systems to improve management and profitability. Additionally, she shall perform such duties as may reasonably be assigned to her by the Chief Executive Officer ("CEO") or Board of Directors of the Company. Employee's primary office shall be at the Company's headquarters location and she shall report to the CEO.

     If Employee so desires, the Company will nominate Employee for election to the Board of Directors of the Company, as a member of the management slate at each annual meeting of stockholders held during the Employment Period.
Employee recognizes that the Board of Directors of the Company may be required under its fiduciary duty to the Company and to its stockholders to

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eliminate the position of President of this Company or to appoint a different person as such officer of this Company. The parties agree however, that any such elimination or replacement of Employee by the Company, other than pursuant to Section 2.2 or Section 4.1 or 4.2(a) or 4.3(b) hereof, shall constitute a termination of Employee's employment hereunder by the Company without cause.

          2.2 CHANGE OF CONTROL. Notwithstanding the terms of Section 2.1 above, if the Company or a significant portion thereof is sold or merged or undergoes a change of control transaction (as defined in the Company's Stock Option Agreement, a copy of which is attached hereto as Exhibit A), this Agreement shall survive consummation of such transaction and shall continue in effect for the remainder of the Employment Period, but Employee shall serve as an officer of the entity which succeeds to the business or a substantial portion of the business of the Company, and in such case shall bear a suitable title and perform the duties and functions of such office of such publicly traded or privately held successor, consistent with those customarily performed by an officer of such a unit, division or entity comparable to the then business of the Company, unit, division or entity. Employee may be required to accept greater or lesser responsibility by any successor, and agrees to fully cooperate and assist in any resulting transition for up to the remainder of the Employment Period; and any adjustments required of Employee to complete the transition to any successor, unit, division or entity, shall not violate this Agreement so long as "good reason" does not arise under Sections 4.6(b)(ii),
(iii) or (v). This Agreement shall apply to the automatic modification in duties resulting from such transaction as set forth above, however, notwithstanding the foregoing, Employee may exercise any "good reason" rights she may have under Section 4.6(b)(iv).

          2.3 CONFLICT OF INTEREST. Employee agrees that during the term of employment and for a period of eighteen (18) months thereafter, employee will not, directly or indirectly, compete with the Company in any way, or usurp any Company opportunity in any way, nor will employee act as an officer, director, employee, consultant, shareholder, lender or agent of any entity which is engaged in any business in which the Company is now engaged or in which the Company becomes engaged during the term of employment. The Company is now engaged in the business of reselling computer hardware, software and peripherals, primarily to corporate and governmental accounts, and in the business of selling computer systems consulting, help and maintenance services, also primarily to corporate and governmental accounts. The Company is not now engaged in the business of computer systems consulting along the lines engaged in by "Big 5 Accounting" firms such as Arthur Anderson Consulting or KPMG Consulting, or firms such as IBM Global Services or CSC consulting; the Company is now engaged in the business of computer systems consulting along the lines engaged in by EDS. The Company is not now engaged in the business of manufacturing computers or their primary components, nor is it now in the business of reselling computers to non-endusers. The Company may become engaged in the business of final assembly of computers and may become engaged in the business of catalog, mail-order or internet sales of computer hardware, software and peripherals.

     3. COMPENSATION. As compensation for her services to be performed hereunder, the Company shall provide Employee with the following compensation and benefits:

          3.1 BASE SALARY. Employee's base salary shall be $250,000.00 per year, subject to an annual increase (if any) in the sole discretion of the Board, payable in accordance with the


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Company's payroll practices as in effect from time to time, and subject to such withholding as is required by law.

          3.2 BONUS. Bonus applicable to the fiscal year beginning October 1, 1997, shall be calculated at the rate of $31,250.00 per fiscal quarter in which the Company meets or exceeds both (i) earnings per share targets, and (ii) gross revenue targets. Bonus applicable to the first two quarters only of the fiscal year beginning October 1, 1997, shall be guaranteed, and shall be payable at the end of each such quarter. Bonus applicable to the second two quarters of the fiscal year beginning October 1, 1997, is not guaranteed, shall be calculated as above, and shall be payable at the end of each such quarter. Bonus applicable to subsequent years, if any, shall be in the sole discretion of the Board of Directors. If any bonus is declared or paid, it shall be subject to such withholding as is required by law.

          3.3  BENEFITS.

               (a) VACATION. Employee shall be entitled to four (4) weeks of paid vacation during each year of the Employment Period consistent with the Company's then policy for senior executive employees. Regardless of such policy, however, Employee shall be entitled to a minimum of six (6) weeks of fully paid vacation after the Employee has been employed by the Company for at least six (6) years from the original date of employment with the Company. In the event Employee does not use such vacation, she shall receive, upon termination of the Employment Period, vacation pay for all unused vacation calculated at the base salary rate set forth in Section 3.1 hereof. However, Employee shall endeavor to take vacation time in the year in which it is allocated to her.

               (b) BUSINESS EXPENSES. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing services for the company and in compliance with procedures established from time to time by the Company.

               (c) OTHER BENEFITS. Company shall provide Employee with such employment benefits as 401(k) participation, automobile allowance, medical insurance and disability insurance, on the terms and to the extent generally provided by the Company to its senior executive employees. 401(k) participation, medical insurance and disability insurance shall commence 90 days after the Start Date. The amount of automobile allowance provided by the Company to Employee shall be $1,500.00 per month. In addition, should Employee pursue a course of M.B.A. studies, Company will reimburse her for tuition for said course of studies, in an amount not to exceed $45,000.00, net after tax.

               (d) STOCK OPTIONS. Company shall grant Employee incentive stock options for 275,000 shares of the Company, with the exercise price being the market price at close of trading on the Start Date, and subject to the other terms of the Company's stock option agreement, a copy of which is attached hereto as Exhibit A. Vesting shall be as follows: one-third (1/3) of the options three (3) months after Start Date, one-third (1/3) of the options nine (9) months after Start Date, and one-third (1/3) of the options twenty-seven (27) months after Start Date. The issuance of the options is subject to shareholder approval of a modified Stock Option Plan and to approval by the Company Board of Directors Compensation Committee, which approvals are to be sought by no later than June 30, 1998.


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               (e)  OTHER PERSONS.  The parties understand that other officers and employees may be afforded payments and benefits and employment agreements which differ from those of Employee in this Agreement; but Employee's compensation and benefits shall be governed solely by the terms of this Agreement, which shall supersede all prior understandings or agreements between the parties concerning terms and benefits of employment of Employee with the Company. Other officers or employees shall not become entitled to any benefits under this Agreement.

               (f) RELOCATION REIMBURSEMENT. Company shall reimburse Employee for actual, documented relocation expenses not to exceed the gross amount of $100,000.00 (this cap includes a tax gross-up for any such expenses taxable to employee). Employee shall relocate her primary residence to the area of Company's headquarters location within 2 years of September 2, 1997, unless otherwise agreed to in writing by the parties.

     4.   TERMINATION.

          4.1 TERMINATION BY REASON OF DEATH OR DISABILITY. The Employment Period shall terminate upon the death or permanent disability (as defined below) of Employee.

          4.2  TERMINATION BY COMPANY.

               (a) The Company may terminate the Employment Period for "cause" by written notice to Employee.

               (b) The Company may terminate the Employment Period for any other reason, with or without cause, by written notice to Employee.

          4.3  TERMINATION BY EMPLOYEE.

               (a) Employee may terminate the Employment Period for "good reason" at any time by written notice to the Company.

               (b) Employee may terminate the Employment Period for any other reason by written notice to the Company.

          4.4  SEVERANCE PAY.

               (a) In the event the Employment Period is terminated by the Company for any reason other than pursuant to Section 4.2(a) or by Employee for any reason other than pursuant to Section 4.3(b) hereof or if the Employment Period is terminated because of the death or disability of Employee pursuant to
Section 4.1, upon the effectiveness of any such termination, the Company shall be obligated to pay to Employee (or her executors, administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of effectiveness of such termination and, in addition, a cash severance payment equal to eighteen (18) months' total base salary, at the rates set forth herein, and such other benefits as may be required by law.

               (b) In the event the Employment Period is terminated by the Company pursuant to Section 4.2(a) hereof, or the Employment Period is terminated by Employee pursuant to


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Section 4.3(b) hereof, the Company shall have no obligation to pay any severance pay to Employee. The Company shall, however, be obligated to pay to Employee (or her executors, administrators or assigns, as the case may be) all unpaid salary, benefits and bonuses (if any) accrued through the date of termination and shall provide such other benefits as may be required by law.

          4.5 TERMINATION BENEFITS. In the event of termination of the Employment Period pursuant to Section 4.2 or 4.3(a), the Company shall provide Employee, Employee's spouse and children with such normal medical insurance, on the terms and to the extent generally provided by the Company to its executive employees of the level comparable to Employee, for a period of eighteen (18) months from the date of the termination of the Employment Period.

          4.6  CERTAIN DEFINITIONS.  For purposes of this Agreement:

               (a)  The term "cause" shall mean those acts identified in
Section 2924 of the California Labor Code, as that section exists on September 2, 1997, to wit, any willful breach of duty by the Employee in the course of her employment, or in case of her habitual neglect of her duty or continued incapacity to perform it. Notwithstanding the generality of the foregoing, this definition shall not cause any derogation of any rights relating to "permanent disability" as defined in 4.6(c) below.

               (b) The term "good reason" shall mean the occurrence of one or more of the following events: (i) removal of Employee from the position and responsibilities as set forth under Section 2 above; (ii) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefit package is significantly reduced; (iii) the relocation of Employee to a facility or a location outside of California; (iv) a change in control of the Company, or, (v) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following written notice thereof.

               (c) The term "permanent disability" shall mean Employee's incapacity due to physical or mental illness, which results in Employee being absent from the performance of her duties with the Company on a full-time basis for a period of six (6) consecutive months. The existence or cessation of a physical or mental illness which renders Employee absent from the performance of her duties on a full-time basis shall, if disputed by the Company or Employee, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Employee and one selected by the Company. During the period of absence, but not beyond the expiration of the Employment Period, Employee shall be deemed to be on disability leave of absence, with her compensation paid in full. During the period of such disability leave of absence, the Board of Directors may designate an interim officer with the same title and responsibilities of Employee on such terms as it deems proper.

     5. EMPLOYEE BENEFIT PLANS. Any employee benefit plans in which Employee may participate pursuant to the terms of this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law, and nothing in this Agreement shall impair the Company's right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Employee and the


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Company, and is not intended to create an employee benefit plan or to modify the terms of any of the Company's existing plans.

     6.   MISCELLANEOUS.

          6.1 ARBITRATION/GOVERNING LAW. To the fullest extent permitted by law, any dispute, claim or controversy of any kind (including but not limited to tort, contract and statute) arising under, in connection with, or relating to this Agreement or Employee's employment, shall be resolved exclusively by binding arbitration in Los Angeles County, California in accordance with the commercial rules of the American Arbitration Association then in effect. The Company and Employee agree to waive any objection to personal jurisdiction or venue in any forum located in Los Angeles County, California. No claim, lawsuit or action of any kind may be filed by either party to this Agreement except to compel arbitration or to enforce an arbitration award; arbitration is the exclusive dispute resolution mechanism between the parties hereto.
Judgment may be entered on the arbitrator's award in any court having Jurisdiction. The validity, interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

          6.2 ASSIGNMENT. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company, and all such successors and assigns shall specifically assume this Agreement. Since this Agreement is based upon the unique abilities of, and the Company's personal confidence in Employee, Employee shall have no right to assign this Agreement or any of her rights hereunder without the prior written consent of the Company.

          6.3 SEVERABILITY. If any provision of this Agreement shall be found invalid, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

          6.4 WAIVER OF BREACH. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

          6.5 ENTIRE AGREEMENT. This instrument, together with the plans referred to in Section 5, contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the parties.

          6.6 NOTICES. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have been given when personally served or two days after having been deposited in the United States mail, registered or certified mail, return receipt requested, with first-class postage prepaid and properly addressed as follows. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 6.6) shall be as follows:

     If to Employee:          Susan Bailey
                       5415 Preserve Drive
                       Greenwood Village, CO  80121


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     If to the Company:     En Pointe Technologies, Inc.
                            100 N. Sepulveda Blvd., 19th Floor
                            El Segundo, California  90245
                            Attention:  CEO

          6.7 HEADINGS. The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

          6.8 FURTHER ASSURANCES. Each of the parties hereto shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

          6.9 ATTORNEYS' FEES. In the event any party hereto commences arbitration or legal action in connection with this Agreement, the prevailing party shall be entitled to its attorneys' fees, costs and expenses reasonably incurred in such action, and the amount thereof shall be included in any judgment or award granted under Section 6.1.

          6.10 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          6.11 SEPARATE COUNSEL. The Company has been represented by counsel in the negotiation and execution of this Agreement and has relied on such counsel with respect to any matter relating hereto. The Employee has been invited to have her own counsel review and negotiate this Agreement and Employee has either obtained her own counsel or has elected not to obtain counsel.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

"EMPLOYEE"                      "COMPANY"

                                EN POINTE TECHNOLOGIES, INC., a Delaware corporation



                                  By:
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Susan Bailey                      Bob Din, Chief Executive Officer


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